Exhibit 99.1

        OXiGENE Reports Second Quarter 2004 Financial Results

    WALTHAM, Mass.--(BUSINESS WIRE)--July 28, 2004--OXiGENE, Inc.
(NASDAQ: OXGN) (XSSE: OXGN):


                         Recent Highlights

    --  CA4P Demonstrates Anti-Tumor Responses in Ovarian Cancer

    -- Clinical Investigators Report No Dose-limiting Toxicities or Drug-related Serious Adverse Events

    --  OXi4503 Induces Vascular Shutdown in Pre-clinical Studies

    -- Early Success in Ophthalmology Puts CA4P on Path Toward New Clinical Trial in Myopic Macular Degeneration


    OXiGENE, Inc. (NASDAQ: OXGN) (XSSE: OXGN), a leading developer of biopharmaceutical compounds designed to target aberrant blood vessels within solid tumor cancers and ocular neovascular diseases, today reported financial results for the second quarter ended June 30, 2004.
    The net loss for the three months ended June 30, 2004 was $2.8 million, or $0.17 per share, compared with a net loss of $1.8 million, or $0.15 per share, in the second quarter of 2003. Total operating expenses increased approximately 57 percent in the second quarter of 2004 to $2.9 million from $1.9 million in the second quarter of 2003.
    For the six-month period ended June 30, 2004, the net loss was $4.9 million, or $0.30 per share, compared with a net loss of $3.3 million, or $0.26 per share, for the comparable period in 2003. Total operating expenses for the first six months of 2004 increased approximately 51 percent to $5.1 million from $3.4 million for the first half of 2003.
    The year-over-year increase in total operating expenses for the three- and six-month periods of 2004 primarily reflects the Company's continued expansion of its Combretastatin A4 Prodrug (CA4P) clinical development program and the preclinical development of OXi4503. Since the end of the second quarter of 2003, CA4P has advanced into clinical trials in patients with colorectal cancer, newly diagnosed anaplastic thyroid cancer and wet age-related macular degeneration. The Company also has initiated several pre-clinical studies involving OXi4503.
    At June 30, 2004, OXiGENE had cash, marketable securities and restricted cash of $35.5 million, compared with $18.9 million at December 31, 2003.
    "Early results from two current clinical studies of CA4P have reinforced the compound's position as a first-in-class vascular targeting agent," said OXiGENE President and Chief Executive Officer Fred Driscoll. "These results, presented by the principal investigators at the 2nd International Conference on Vascular Targeting in May, demonstrated CA4P's ability to induce blood flow shutdown in tumors and to reduce foveal thickness associated with retinal degenerative disease. Cancer and ophthalmology are the target markets for CA4P, and our strategy is to expand the breadth of our clinical programs to move as quickly as possible toward market registration."
    Preliminary data from a dose-escalation combination trial of CA4P and carboplatin and paclitaxel chemotherapy in advanced ovarian cancer were presented at the 2nd International Conference on Vascular Targeting. A total of 12 evaluable patients had been entered into the trial at the time of the presentation. Partial tumor response was observed in five patients, while an equal number experienced a period in which their disease was stable. The spectrum and severity of symptoms noted were consistent with the administration of carboplatin and paclitaxel alone. In studies to date, CA4P has been shown to be safe and well tolerated, without drug-related serious adverse events or dose-limiting toxicities.
    Interim data also were presented from the Johns Hopkins University School of Medicine study of CA4P in patients with wet age-related macular degeneration (wet AMD). The compound was well tolerated in that study. The side effects observed were below clinical significance, and there were no serious adverse events or dose-limiting toxicities reported. Evidence of CA4P's biological activity was observed in one patient who experienced a significant reduction in foveal thickness, a condition associated with wet AMD.
    During the vascular targeting conference, one of the trial's clinical investigators also discussed the case of a 35-year-old myopic macular degeneration patient treated with CA4P under a special exemption. Vision in the patient's study eye improved from 20/50 to 20/20 following therapy with CA4P.
    "We are very encouraged by the progress of CA4P, and by the safety profile the compound has exhibited in our current trials," Driscoll said. "We have opened additional centers in our anaplastic thyroid cancer studies, and plan to open another center in the current ovarian cancer study, which is ongoing at Mount Vernon Hospital in the U.K."

    Other recent accomplishments include:

    -- The appointment of Adrian L. Harris, M.D. to the Company's Scientific Advisory Board. Dr. Harris is Cancer Research UK Professor of Clinical Oncology at the University of Oxford, and Director of the Cancer Research UK Molecular Oncology Laboratories at the University's Weatherall Institute of Molecular Medicine. He is involved in clinical trials of anti-angiogenesis therapy, signal blockade inhibitors and immunotherapy. His clinical research interests include breast cancer, melanoma and renal cancer.

    -- The publication of peer-reviewed research demonstrating the anti-tumor effects of OXiGENE's lead pre-clinical compound, OXi4503. Published in the International Journal of Cancer, the paper said OXi4503 properties warrant study of the compound as a single-agent cancer therapy and as a complement to other treatments.

    Business Strategy and Milestones

    Outlining OXiGENE's development strategy, Driscoll said, "Our oncology clinical program is focused on making CA4P the first vascular targeting agent to reach the market, and we have devised a four-point plan to maximize our opportunity for success. The key elements of this strategy are: Create as many potential opportunities for CA4P as possible by testing the compound in a broad range of indications. Conduct large-scale, multi-center trials evaluating the compound in multiple treatment modalities. Open new combination trials to test CA4P with conventional cancer therapies. And, seek the U.S. Food and Drug Administration's (FDA) Fast Track and Orphan Drug designations where possible to provide for rapid FDA response and market exclusivity.
    "In 2004, we plan to initiate a new combination clinical trial with CA4P and chemotherapy in an indication as yet untested with the compound. In our pre-clinical pipeline, Cancer Research U.K. is continuing its development of our next-generation vascular targeting agent, OXi4503, and the compound is on track to enter a clinical trial at the end of 2004," Driscoll said.
    "In ophthalmology, over the past several quarters we've made great progress toward completing the steps necessary to file an Investigational New Drug (IND) application to initiate a clinical trial in myopic macular degeneration," he continued. "We are on schedule to file our IND by the end of this year."

    Second-quarter Conference Call Information

    In conjunction with its second-quarter financial results, OXiGENE's senior management will conduct a conference call at 10:00 a.m. ET today. Please note new dial-in numbers.


    Time: 10:00 a.m. ET
    Date: Wednesday, July 28, 2004
    Dial-in numbers 800-662-5508 (U.S.)
                    913-981-5568 (international)
    Confirmation Code: 233665
    Webcast: www.oxigene.com

    A replay of the call will be available beginning approximately two hours after the call and ending at midnight ET Tuesday, August 3. To access the replay, dial 888-203-1112 (domestic) or 719-457-0820
(international) and refer to reservation number 233665.


    About OXiGENE

    OXiGENE is the world leader in the development of vascular targeting agents (VTAs), novel biopharmaceutical compounds designed to selectively target and destroy new blood vessels. The Company's lead compound, Combretastatin A4 Prodrug (CA4P), is in clinical development in patients with solid tumor cancers and wet age-related macular degeneration. Three other OXiGENE VTAs, OXi4503, OXi6197 and OXi8007, are in pre-clinical development. For more information about OXiGENE, visit www.oxigene.com.

    Safe Harbor Statement

    Statements in this news release concerning OXiGENE's business outlook are considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to: OXiGENE's plan to initiate a new combination clinical study of CA4P with chemotherapy; initiation of a clinical study of OXi4503 by the end of 2004; and submission of an IND by the end of 2004 to initiate a clinical trial in myopic macular degeneration. Any or all of the forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to: the early stage of product development; the ability to secure necessary patents; uncertainties as to the future success of ongoing and planned clinical trials; and the unproven safety and efficacy of products under development. Consequently, no forward-looking statement can be guaranteed, and actual results may vary materially. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements are contained in OXiGENE's reports to the Securities and Exchange Commission, including OXiGENE's 10-Q, 8-K and 10-K reports. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise.

    Financial tables follow...



                             OXiGENE, Inc
                 Consolidated Statements of Operations
            (All amounts in 000's except per share amounts)

                             Three months ended     Six months ended
                                    June 30,             June 30,
                                 2004     2003         2004     2003
                                   (Unaudited)          (Unaudited)
                            -------------------- ---------------------
 Revenues:
 License revenue                    $-       $-           $7      $20
                            ----------- -------- ------------ --------

                                     -        -            7       20

 Costs and expenses:

 Research and development        1,846      397        2,774    1,123
 General and administrative      1,072    1,454        2,332    2,242
 Amortization of license
  agreement                         24       25           48       45
                            ----------- -------- ------------ --------

 Total costs and expenses:       2,942    1,876        5,154    3,410

 Operating  loss                (2,942)  (1,876)      (5,147)  (3,390)

 Investment income                 138       45          281       94
 Interest expense                    -      (18)           -      (25)
 Other expense, net                  1        -            1       (1)


 Net loss                      $(2,803) $(1,849)     $(4,865) $(3,322)
                            =========== ======== ============ ========


 Basic and diluted net loss
  per common share              $(0.17)  $(0.15)      $(0.30)  $(0.26)

 Weighted average number
    of common shares
     outstanding                16,669   12,758       16,452   12,603



                             OXiGENE, Inc.
                 Condensed Consolidated Balance Sheets
                        (All amounts in 000's)

 Assets                                         June 30,  December 31,
                                                   2004          2003
                                           ------------- -------------

     Cash, marketable securities and
      restricted cash                           $35,525       $18,936
     Licensing agreement                          1,020         1,069
     Furniture, fixtures and equipment,
      net                                            48            44
     Other assets                                   504           156
                                           ------------- -------------
     Total assets                               $37,097       $20,205
                                           ============= =============

 Liabilities and stockholders' equity

     Accounts payable                            $1,045        $1,701
     Accrued expenses                             2,094         2,034
     Total stockholders' equity                  33,958        16,470
                                           ------------- -------------
     Total liabilities and stockholders'
      equity                                    $37,097       $20,205
                                           ============= =============


    CONTACT: OXiGENE, Inc.
             James B. Murphy, 781-547-5900
             jmurphy@oxigene.com